RCI Reports Increased 4Q18 Club & Restaurant Total & Same-Store Sales

●	Total Club and Restaurant Sales of $39.4 Million—Up 3.2% YOY
●	Same-Store Sales of $37.7 Million—Up 2.1% YOY

HOUSTON—October 9, 2018—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced total and same-store sales for its Nightclubs and Bombshells restaurant segments for the fourth quarter and fiscal year ended September 30, 2018. The company expects to report complete 4Q18 and FY18 results on or before December 14, 2018.

4Q18 vs. 4Q17

●	Total club and restaurant sales: $39.4 million compared to $38.1 million
●	Consolidated same-store sales: $37.7 million compared to $36.9 million
●	Nightclubs sales: $33.8 million compared to $32.6 million (37 units vs. 40)
●	Bombshells sales: $5.5 million compared to $5.6 million (6 units vs. 5)

FY18 vs. FY17

●	Total club and restaurant sales: $163.0 million compared to $142.4 million
●	Consolidated same-store sales: $144.8 million compared to $138.4 million
●	Nightclubs sales: $138.9 million compared to $123.6 million
●	Bombshells sales: $24.1 million compared to $18.8 million

*	Current and historical Nightclubs and Bombshells segment sales data do not include revenues from non-core operations.

CEO Comment

Eric Langan, President and CEO, commented: “Fourth quarter Nightclubs sales – up 3.8% year over year on a total basis and 6.1% on a same-store basis – continued strong even though it is our weakest seasonal period. Business was up in 7 of 8 states where units are located, with North Carolina off less than 1% due to lost business from Hurricane Florence. Results reflect effective marketing, management and appeal combined with the strong economy, including a continued rebound in the Texas oil patch.

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“Fourth quarter Bombshells sales were nearly level year over year on a total basis, but declined 21.3% on a same-store basis. This was due to one-time issues, such as the heat wave in July and August in Texas, which reduced late night patio business; the follow-on effect of one top store closed for 19 days in June; the closing of a freeway next to another top store almost every weekend in 4Q18; and difficult comparisons to a year ago when the Houston locations were among the first restaurants open after Hurricane Harvey.

“On a sequential monthly basis, Bombshells steadily improved through 4Q18. August sales grew 3.9% from July, and September sales expanded 10.1% from August. Sales should continue to normalize in 1Q19 with guests attracted to a great fight and sports lineup, including the Houston Astros in the pro baseball playoffs and the start of the Houston Rockets pro basketball season.

“Company-wide, new units added $1.4 million in 4Q18 sales. This reflected the Bombshells Restaurant & Bar in Pearland, just south of Houston, which opened in April, and Kappa Men's Club in Central Illinois, acquired in May. Last year’s two major acquisitions, Scarlett’s Cabarets in St. Louis and Miami in 3Q17, were included in same-store sales, while the Bombshells on Highway 290 in Houston, which opened in July 2017, transitioned into same-store sales.

“We continue to anticipate exceeding our FY18 free cash flow target of $23 million, which is based on estimated net cash provided by operating activities of approximately $25.5 million, less projected maintenance capex of approximately $2.5 million.

“Looking ahead, we are making steady progress with our previously announced plans for FY19. We have signed definitive agreements to acquire leading nightclubs in Chicago and Pittsburgh which should generate $5.0 million in combined annual EBITDA. Closings on these acquisitions are expected in 1Q19, assuming the timely transfer of all necessary permits, licenses and other authorizations, and subject to usual conditions for transactions of this kind, including due diligence.

“The first of four new Bombshells for the Houston market, on Interstate 10 in East Houston, is expected to open shortly, followed by new units on US 249 in Tomball, just north of Houston, in January 2019; US 59 in Southwest Houston in March 2019; and Katy, just west of Houston, in June 2019. As we launch each new Bombshells, it becomes more cost-effective to begin increasing advertising and promotion to drive traffic.”

Notes

●	Current and historical Nightclubs and Bombshells segment sales data in quarterly sales news releases do not include revenues from non-core operations.
●	Sales numbers are preliminary and subject to final closing.
●	Unit counts are at period end.
●	All references to the “company,” “we,” “our,” and similar terms include RCI Hospitality Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With more than 40 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Miami, Charlotte, Dallas/Ft. Worth, Houston, Minneapolis, St. Louis, and other markets operate under brand names such as Rick‘s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com.

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Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to cybersecurity, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition, and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

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